Exhibit 99.1

May 2008 Fannie Mae Capital Raise Roadshow

This presentation includes forward-looking statements, including statements relating to our future capital position, financial performance and condition, portfolio growth, ability to take advantage of business opportunities, market share and credit losses; our strategy; the fair value of our net assets; and our expectations regarding the housing, credit and mortgage markets, volatility in our results and our future credit loss ratio. Future results may differ materially from what is indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, greater than expected delinquencies and credit losses on the mortgages we hold or guaranty; impairments, delinquencies and losses on loans that back our private-label mortgage-related securities investments; further declines in home prices in excess of our current expectations; a recession or other economic downturn; a default by one or more of our significant institutional counterparties on its obligations to us; the loss of business volume from any of our key lender customers; widening of credit spreads; and changes in interest rates, as well as others described in the "Risk Factors" sections in Fannie Mae's annual report on Form 10- K for the year ended December 31, 2007 ("2007 Form 10-K"), and in its quarterly report on Form 10-Q for the quarter ended March 31, 2008 ("2008 Q1 Form 10-Q"). Other terms used but not defined in this presentation may be defined in our 2007 Form 10-K or 2008 Q1 Form 10-Q. Disclaimer/Forward-Looking Statements/Risk Factors

1 Market data as of May 2, 2008 Offering Summaries

Transaction Rationale and Investment Highlights

Transaction Rationale Maintain a strong, conservative balance sheet Build capital to allow Fannie Mae to operate and grow from a position of strength Maintain a prudent capital cushion in a volatile and challenging market through 2008 and 2009 Mix of the offering maintains an appropriate ratio of preferred to common equity in our capital structure, injecting highest quality capital in line with current stand-alone rating Dividend reduction will make available an additional $390 million of capital annually Enhance long-term shareholder value Current market conditions present investment opportunities to generate high risk- adjusted returns Fannie Mae will deploy capital both opportunistically and judiciously Provide stability to the secondary market Raising capital now will enable Fannie Mae to continue to play its vital role in support of the U.S. mortgage and housing markets during a period of disruption Recent actions on conforming jumbos, lifting of portfolio cap and reduction in required capital surplus signal policy and regulatory support for Fannie Mae's liquidity mission As the #1 industry participant, Fannie Mae is proactively managing through the current credit environment and looking to capitalize on the current investment opportunities in the sector

Investment Highlights Long-term growth and profitability prospects Rising guaranty fees and net interest yields Highly accretive growth opportunities Improved underwriting Estimated 50% Q1 2008 market share on the issuance of new single-family mortgage- related securities Addressing market-related volatility impact on capital Implementation and adoption of new accounting standards and business practices should have the effect of reducing market-related impact on capital Aggressive steps to proactively manage credit Tightened underwriting and eligibility standards, increased loss mitigation efforts, active management of counterparty exposures Strong balance sheet and capital through housing market downturn Volatility in credit and housing markets dictates the need for a larger capital cushion Compelling investment opportunities in current environment Strong management team with experience across credit cycles

Strong, Stable Revenues Revenues 1Q'06 3.3 2Q'06 3 3Q'06 2.8 4Q'06 3 1Q'07 2.7 2Q'07 2.7 3Q'07 2.7 4Q'07 3.1 1Q'08 3.8 Net Revenues ($ in billions) Note: Revenues defined as net interest income plus guaranty fee, trust management, and fee and other income. Certain amounts prior to 2008 Q1 have been reclassified to conform to the current period presentation.

Core Earnings 1Q06 0.42 2Q06 0.3735125 3Q06 0.40005298 4Q06 0.417277778 1Q07 0.479661765 2Q07 0.484863014 3Q07 0.642947369 4Q07 0.81 Fannie Mae's Market Share (2) Percentage of GSE Eligible Originations (1) GSE-eligible originations have increased rapidly, as has Fannie Mae's share of the overall single- family mortgage securitization market. 1) Source: Inside Mortgage Finance. 2) Share of new single-family mortgage-related securities issued. Source: Fannie Mae estimate. Core Earnings 2002 0.57 2003 0.63 2004 0.59 2005 0.235 2006 0.236 2007 0.339 2008 Q1 0.501 Increased Market Share

Guaranty Fees Net Interest Yield Avg. Effective G-Fee Avg. Outstanding MBS Avg. Effective G-Fee Excluding LCGC Accretion 1Q'07 21.8 2 19.9 2Q'07 21.5 2.1 19.8 3Q'07 22.8 2.2 20.1 4Q'07 28.5 2.3 23.7 1Q'08 29.5 2.4 24.5 Net Interest Yield Net Interest Yield Excluding Step-Rate Avg. Interest-Earning Assets 1Q'07 64 63 797.6 2Q'07 64 63 805.2 3Q'07 57 55 826.9 4Q'07 62 57 804.5 1Q'08 86 69 833.2 Average O/S MBS ($ in trillions) Average Effective G-Fee (bps) Average Balance ($ in billions) Net Interest Yield (bps) Redemption of step-rate debt added 17 bps on an annualized basis to the net interest yield in the first quarter of 2008. Net interest yield is reflected on a tax-equivalent basis. Accretion of previously recognized losses on certain guaranty contracts has contributed to the increase in the average effective G-Fee rate in recent quarters. Guaranty Fees and Net Interest Yield

Spreads on Mortgage Investments Current market presents a wide range of growth opportunities with potential returns at historic highs Fannie Mae's low cost of funds should help generate attractive returns on invested capital given the available spreads on mortgage assets Fannie Mae will deploy capital both opportunistically and judiciously New business will be committed over time using disciplined standards of evaluating risk Raising capital now will enable Fannie Mae to strategically invest at attractive returns (bps) Source: LehmanLive Note: Spreads to LIBOR. Alt-A fixed super senior AAA used as a proxy for Private Label MBS. Illustrative Spreads on Select Mortgage Assets Agency Fixed Agency ARM's Agency Floaters Agency CMO's CMBS AAA Private Label MBS Alt-A ARM SS Subprime 3-Yr PT ABX 06-2 AAA June 2007 8.4 11.7 60 10 30 17 20 21 21 April 2008 28.4 81.7 120 80 163 471 600 650 524

Credit

Credit Outlook Home prices fell an estimated 3% in Q1, more than previously expected New estimate of national home price decline of 7-9% in 2008 Projected peak-to-trough decline of 15-19% Based on this new estimate and related increases in anticipated severity, we currently expect a credit loss ratio for the full year 2008 to be between 13-17 basis points Future credit conditions remain difficult to predict given variability in regional markets and economic uncertainty The company plans capital using stress scenarios that, among other things, assume credit losses that are significantly higher than its current estimates, including default rate assumptions developed from the company's experience with the economic conditions in California in the 1990s, extrapolated for most of the nation We believe credit losses will increase in 2009 relative to 2008

Growth rates are from period-end to period-end. Note: Using the S&P/Case-Shiller weighting method, but excluding the increased impact of foreclosure sales on that index, our 2008 expected home price decline would be 10-13% (vs. 7-9%); our expected peak-to-trough decline would be 20-25% (vs. 15-19%). The S&P/Case-Shiller Index is value-weighted, whereas the Fannie Mae index is unit-weighted; hence the S&P/Case-Shiller index places greater weight on higher cost metropolitan areas. In addition, the S&P/Case Shiller index includes foreclosure sales; foreclosure sales are excluded from the Fannie Mae index and from this forecast. Foreclosure sales tend to depress the S&P/Case Shiller index relative to the Fannie Mae index. HPA 2000 0.072 2001 0.059 2002 0.087 2003 0.079 2004 0.109 2005 0.118 2006 0.024 2007 -0.035 2008 -0.08 -7 to -9% Forecast Fannie Mae Home Price Index Home Price Growth Rate in the U.S. S&P/Case Shiller Index 9.8% 7.7% 10.6% 10.7% 14.6% 14.7% 0.2% -8.9%

Fannie Mae Credit Profile by Key Product Features Note: Categories are not mutually exclusive, so numbers are not additive across columns Credit Characteristics of Single-Family Conventional Mortgage Credit Book of Business Certain data contained in this presentation are based upon information that Fannie Mae receives from third-party sources. Although Fannie Mae generally considers this information reliable, it does not guarantee that it is accurate or suitable for any particular purpose. Fannie Mae has access to detailed loan-level information on approximately 95% of our conventional single-family mortgage credit book of business. Excludes non-Fannie Mae securities held in portfolio.

Credit Loss Ratio/Delinquency Rates Higher credit loss ratio primarily due to worsening decline in home prices, particularly in California, Florida, Nevada, and Arizona, economic weakness in the Midwest, and rising delinquencies in our Alt-A book and 2006-2007 vintages. Our credit loss ratio excludes the impact of SOP 03-3. 1 Note: Credit loss ratio is defined as [Net charge-offs (excluding impact of SOP 03-3) + Foreclosed Property Expense (excluding impact of SOP 03-3)]/Average Guaranty Book of Business. Note: As of 3/31/08, 21% of Fannie Mae's Single-Family guaranty book of business was credit enhanced. Credit Loss Ratio (bps)1 Single-Family Serious Delinquency Rate (%) Credit Loss Ratio 2007 Q1 3.4 2007 Q2 4 2007 Q3 5.3 2007 Q4 8.1 2008 Q1 12.6 Credit Enhanced Total Non-Credit Enhanced 2007 Q1 1.74 0.62 0.35 2007 Q2 1.81 0.64 0.35 2007 Q3 2.18 0.78 0.43 2007 Q4 2.75 0.98 0.53 2008 Q1 3.15 1.15 0.62

Proactive Credit Management Tightening underwriting and eligibility standards / reduced participation in riskier segments Stricter eligibility requirements - increasing FICOs, lowering LTVs and increasing documentation requirements Significantly reduced Alt-A acquisitions Increasing loss mitigation efforts Focused on work-outs Encourage servicers to ramp up work-outs and outreach programs to delinquent borrowers Provide incentives to attorneys and servicers to pursue alternatives to foreclosure Benefiting from credit enhancement on riskier loans; credit enhancement purchased primarily in prior quarters Actively monitoring counterparties and enhancing counterparty collateral requirements Credit enhancement providers Servicers

Financial Overview

FannieMae

Consolidated Financial Results

(dollars in millions, except per share amounts)	2008 Q1	2007 Q4[1]	2007 Q3[1]	2007 Q2[1]	2007 Q1[1]
1 **Net interest income**	**$ 1,690**	**$ 1,136**	**$ 1,058**	**$ 1,193**	**$ 1,194**
2 **Guaranty fee income**	**1,752**	**1,621**	**1,232**	**1,120**	**1,098**
3 Trust management income	107	128	146	150	164
4 Fee and other income	227	214	217	257	277
5 **Net revenues**	**3,776**	**3,099**	**2,653**	**2,720**	**2,733**
6 **Fair value gains (losses), net**	**(4,377)**	**(3,439)**	**(2,087)**	**1,424**	**(566)**
7 **Investment gains (losses), net**	**(111)**	**(915)**	**(154)**	**(93)**	**295**
8 Losses from partnership investments	(141)	(478)	(147)	(215)	(165)
9 Losses on certain guaranty contracts[2]	-	(386)	(294)	(461)	(283)
10 **Credit-related expenses**	**(3,243)**	**(2,973)**	**(1,200)**	**(518)**	**(321)**
11 Administrative expenses	(512)	(651)	(660)	(660)	(698)
12 Other non-interest expenses	(505)	(427)	(95)	(60)	(104)
13 **Net losses and expenses**	**(8,889)**	**(9,269)**	**(4,637)**	**(583)**	**(1,842)**
14 Income (loss) before federal income taxes and extraordinary gains (losses)	(5,113)	(6,170)	(1,984)	2,137	891
15 Benefit (provision) for federal income taxes	2,928	2,623	582	(187)	73
16 Extraordinary gains (losses), net of tax effect	(1)	(12)	3	(3)	(3)
17 Net income (loss)	$ (2,186)	$ (3,559)	$ (1,399)	$ 1,947	$ 961
18 Diluted earnings (loss) per common share	$ (2.57)	$ (3.80)	$ (1.56)	$ 1.86	$ 0.85

(1) Certain amounts have been reclassified to conform to the current period presentation.
(2) 2008 Q1 reflects a change in valuation methodology in conjunction with the adoption of SFAS 157 on January 1, 2008.

Numbers may not foot due to rounding

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FannieMae

Fair Value Items

Effect on Earnings of Significant Market-Based Valuation Adjustments

(dollars in millions)	2008 Q1	2007 Q4	2007 Q3	2007 Q2	2007 Q1
Derivatives fair value gains (losses), net	$ (3,003)	$ (3,222)	$ (2,244)	$ 1,916	$ (563)
Gains (losses) on trading securities, net	(1,227)	(215)	290	(501)	61
Debt foreign exchange gains (losses)	(157)	(2)	(133)	9	(64)
Debt fair value gains, net	10	-	-	-	-
Fair value gains (losses), net	(4,377)	(3,439)	(2,087)	1,424	(566)
SOP 03-3 fair value losses	(728)	(559)	(670)	(66)	(69)
Losses on certain guaranty contracts	-	(386)	(294)	(461)	(283)
Total	$ (5,105)	$ (4,384)	$ (3,051)	$ 897	$ (918)

Numbers may not foot due to rounding

Principal reasons for fair value declines:

- Reduced levels of liquidity in the mortgage and credit markets resulted in wider credit spreads creating significant losses - primarily on our CMBS, Subprime, Alt-A, and non-mortgage trading securities.
- Declines in interest rates drove derivative losses with only partial offsets from trading securities.

Addressing market-related volatility impact on capital

- Implemented hedge accounting in April 2008, which should have the effect of reducing capital fluctuations associated with changes in interest rates.
- Eliminated losses on certain guaranty contracts as a result of adoption of SFAS 157 on January 1, 2008.

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Credit-Related Expenses/Credit Loss Performance Metrics Allowance for loan losses and reserve for guaranty losses are influenced by a variety of factors such as delinquency trends, borrower behavior in rapidly declining markets, and the pace and depth of home price declines, which are pronounced in certain regions. We expect to increase our loss reserves during 2008 due to higher delinquencies, defaults and loan loss severities resulting from the continuing deterioration in the housing market. Numbers may not foot due to rounding

Investment Highlights Long-term growth and profitability prospects Rising guaranty fees and net interest yields Highly accretive growth opportunities Improved underwriting Estimated 50% Q1 2008 market share on the issuance of new single-family mortgage- related securities Addressing market-related volatility impact on capital Implementation and adoption of new accounting policies and business practices should have the effect of reducing market-related impact on capital Aggressive steps to proactively manage credit Tightened underwriting and eligibility standards, increased loss mitigation efforts, active management of counterparty exposures Strong balance sheet and capital through housing market downturn Volatility in credit and housing markets dictates the need for a larger capital cushion Compelling investment opportunities in current environment Strong management team with experience across credit cycles